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Exhibit 23.1

Accountants' Consent

Board of Directors
Gold Banc Corporation, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-74594, 333-80751, 333-78871 and 333-34152) on Form S-8 of Gold Banc Corporation, Inc. of our report dated February 8, 2002 relating to the consolidated balance sheets of Gold Banc Corporation, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the three years then ended, which report appears in the December 31, 2001 annual report on Form 10-K of Gold Banc Corporation, Inc.

/s/ KPMG

March 23, 2002

Kansas City, Missouri

91

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  Exhibit 23.1
Accountants' Consent